Hern Rechtansanwalt
Dr. Marcus Bachmayr-Heyda
Goldschmiedgasse 5
A-1010 Wien

Vorab per Fax: 0043-1-5323 5323

25 February 2003

Purchase agreement Munich Models

Dear Dr. Bachmayr-Heyda,

Herewith I declare the rescission of the buying contract of the enterprise.

The rescission is due to unfulfilled payments which did not occur as agreed in the contract.

Kind regards,

/s/Susanne Maushake
Susanne Maushake